EXHIBIT 99(h)(1)


                        ADMINISTRATIVE SERVICES AGREEMENT

         This Agreement is made by and between Tamarack Funds Trust, a Delaware statutory trust ("Trust"), on behalf of its series that are listed on the attached Schedule A (the "Funds"), and Voyageur Asset Management Inc., a Minnesota corporation (the "Administrator").

                                    RECITALS

         WHEREAS, the Trust is registered as an open end diversified management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Trust has established the Funds; and

         WHEREAS, the Trust, on behalf of each of the Funds, and the Administrator desire to enter into an agreement to provide for administrative services for each Fund on the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

I.       APPOINTMENT AND OBLIGATIONS OF THE ADMINISTRATOR

         The Administrator is appointed to provide the administrative services described in this Agreement; PROVIDED, HOWEVER, that the Administrator shall not be required to provide any services under this Agreement that would cause the Administrator to be an investment adviser, broker, dealer or transfer agent under any federal or state law or the rules of any self-regulatory organization.

II.      DUTIES OF THE ADMINISTRATOR

         The Administrator shall provide the following services, except to the extent that the Trust has engaged one or more other service providers to provide such services on behalf of a Fund:

         A. Provide office space, equipment and facilities (which may belong to the Administrator or its affiliates) for maintaining the Trust's and Funds' organization, for meetings of the Trust's Board of Trustees ("Board") and Fund shareholders, and for performing administrative services under this Agreement;

         B. Supervise and manage all aspects of the Trust's and the Funds' operations, and supervise relations with, and monitor the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other service providers;

         C. Determine and arrange for the publication of the net asset value of the shares of each Fund;


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         D.       Provide non-investment related statistical and research data and such other reports, evaluations and information as the Funds may request from time to time;

         E. Provide internal clerical, accounting and compliance services, and stationery and office supplies;

         F. Prepare, amend, and update (with the advice of the Trust's counsel) the Trust's Registration Statement on Form N-1A with respect to the Funds and prepare any necessary proxy statements and all annual and semi annual reports to Fund shareholders;

         G. Arrange for the printing and mailing (at the expense of the Trust or affected Funds) of proxy statements and other reports or materials provided to Fund shareholders;

         H. Prepare for execution and file each Fund's federal and state tax returns and required tax filings other than those required to be made by the Funds' custodian and transfer agent or other service providers;

         I. Maintain the existence of the Trust and of the Funds, and during such times as the Funds' shares are publicly offered, maintain or arrange for the maintenance of the registration and qualification of the shares under federal and state law;

         J. Keep and maintain the financial accounts and records of each Fund;

         K. Develop and implement, if appropriate, management or shareholder services designed to enhance the convenience of investing in Fund shares;

         L. Provide the Board on a regular basis with reports and analyses of the Funds' operations;

         M. Respond to inquiries from Fund shareholders, brokers, dealers and registered representatives relating to the Funds and, where appropriate, refer any such inquiries to the Trust's officers or the Funds' transfer agent or other service providers; and

         N.       Provide recordkeeping services.

III.     REPRESENTATIONS AND WARRANTIES

         A.       REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

         The Administrator hereby represents and warrants to the Trust that the Administrator is duly incorporated and is in good standing under the laws of the State of Minnesota and is fully authorized to enter into this Agreement and carry out its terms.

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         B.       REPRESENTATIONS AND WARRANTIES OF THE TRUST

         The Trust hereby represents and warrants to the Administrator that the Trust and each Fund has been duly organized and is in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and to carry out its terms.

IV.      CONTROL BY THE BOARD OF TRUSTEES

         Any activities undertaken by the Administrator pursuant to this Agreement on behalf of a Fund shall at all times be subject to the control of the Board.

V.       COMPLIANCE WITH APPLICABLE REQUIREMENTS

         In carrying out its obligations under this Agreement, the Administrator shall at all times comply with all applicable provisions of the 1940 Act; the provisions of the Trust's Registration Statement; the provisions of the Trust's Declaration of Trust and Bylaws; and any other applicable provisions of state or federal law.

VI.      DELEGATION OF RESPONSIBILITIES

         All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or the Administrator may retain the services of any other entity, including affiliates, to provide certain administrative duties under the Administrator's supervision.

VII.     COMPENSATION

         In payment for the administrative services to be rendered by the Administrator under this Agreement, each Fund shall pay to the Administrator an annual fee equal to 0.25% of its average daily net assets, which fee shall be paid to the Administrator on a monthly basis not later than the fifth business day of the month following the month in which the services were rendered. The fee payable by each Fund shall be based on the average of the net asset values of all of the issued and outstanding shares of the Fund as determined as at the close of each business day of the month pursuant to the Declaration of Trust, Bylaws and currently effective Prospectus and Statement of Additional Information of the Trust with respect to the Funds.

VIII.    FREEDOM TO DEAL WITH THIRD PARTIES

         The Administrator shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered under this Agreement.

IX.      EFFECTIVE DATE, DURATION, TERMINATION, AMENDMENT OF AGREEMENT

         A. This Agreement shall become effective on April 16, 2004 and shall continue for successive periods of one year with respect to each Fund, but only as long as such continuance is


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specifically approved at least annually (i) by the Board or, with respect to a
Fund, by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of that Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Administrator or of the Trust cast in person at a meeting called for the purpose of voting on such approval.

         B. This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of that Fund, or by the Administrator, upon 60 days' written notice to the other party.

         C. No amendment to this Agreement shall be effective with respect to any Fund until approved in the manner set forth in Section IX.A. above.

X.       STANDARD OF CARE; INDEMNIFICATION.

         A. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement on the part of the Administrator, the Administrator shall not be subject to liability to the Trust or to any of the Funds or to any holder of Fund shares for any act or omission in the course of, or connected with, rendering services under this Agreement.

         B. The Administrator agrees to indemnify the Trust and each Fund with respect to any loss, liability, judgment, cost or penalty which the Trust or any Fund may directly or indirectly suffer or incur as a result of a material breach by the Administrator of its standard of care set forth in Section X.A. above. The Trust agrees to indemnify the Administrator with respect to any loss, liability, judgment, cost or penalty which the Administrator may directly or indirectly suffer or incur arising in the course of, or connected with, rendering services under this Agreement, except to the extent that such loss, liability, judgment, cost or penalty was a result of a material breach by the Administrator of its standard of care set forth in Section X.A. above.

XI.      NOTICES

         Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

XII.     INTERPRETATION; GOVERNING LAW

         This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.




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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of April 16, 2004.

                                        TAMARACK FUNDS TRUST


                                        By:    /s/ Jennifer Lammers
                                               ------------------------------
                                        Name:  Jennifer Lammers
                                               ------------------------------
                                        Title: President and CEO
                                               ------------------------------



                                        Voyageur Asset Management Inc.

                                        By:    /s/ Mike Lee
                                               ------------------------------
                                        Name:  Michael T. Lee
                                               ------------------------------
                                        Title: Chief Operating Officer
                                               ------------------------------































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                                   Schedule A


          Funds of Tamarack Funds Trust Covered By This Agreement

Tamarack Prime Money Market Fund
Tamarack U.S. Government Money Market Fund
Tamarack Tax-Free Money Market Fund
Tamarack Institutional Prime Money Market Fund
Tamarack Institutional Tax-Free Money Market Fund